Exhibit 99.1

Parkway Acquisition Corp. Announces Second Quarter 2022 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 8, 2022 /PRNewswire/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced its results of operations for the second quarter of 2022.

Parkway recorded net income of $2.2 million, or $0.40 per share, for the quarter ended June 30, 2022, compared to net income of $2.3 million, or $0.38 per share, for the same period in 2021. For the six months ended June 30, 2022, net income was $4.6 million, or $0.83 per share, compared to net income of $4.1 million, or $0.69 per share, for the six months ended June 30, 2021. Second quarter 2022 earnings represented an annualized return on average assets (“ROAA”) of 0.88% and an annualized return on average equity (“ROAE”) of 11.67%, compared to 0.99% and 10.74%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are pleased with our results for the second quarter and first half of 2022. Strong earnings, combined with a reduction in shares outstanding due to our successful repurchase program, resulted in an increase in earnings per share of 20.29% for the first six months of 2022 compared to the first six months of 2021. During the pandemic, revenue from the SBA-PPP program helped to offset the impact of interest rate decreases which were implemented by the Federal Reserve in March of 2020. Our focus, while navigating the pandemic-related challenges, was on growing our core banking business, especially core loans, in order to stabilize earnings once PPP-related revenues were depleted. While PPP loans fell by $56.2 million from June 30, 2021 to June 30, 2022, our core loans grew by $81.7 million, or 13.0%. Through the first half of 2022 our core loans have grown at an annualized rate of over 17%. Successful core loan growth, along with recent interest rate increases, could have a positive impact on margins as the year progresses.”

Edwards continued, “Deposit growth was strong as well, with annualized growth of lower cost core deposits of 25% during the second quarter of 2022, as the Skyline brand continues to be well received throughout our market area. In May 2022, our Christiansburg, VA branch was relocated to a newly constructed branch building, which will serve as the hub of our New River Valley operations and greatly enhance our ability to serve our customers in this market. I believe we are well positioned for continued growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.2 million, or $0.40 per share, in the second quarter of 2022, compared to $2.3 million, or $0.38 per share, in the second quarter of 2021.
●	Net interest margin (“NIM”) was 3.54% for the second quarter of 2022, compared to 3.53% in the first quarter of 2022, and 3.69% in the second quarter of 2021.
●

Total assets increased $42.4 million, or 4.26%, to $1.04 billion at June 30, 2022 from $995.8 million at December 31, 2021, and increased by $91.3 million, or 9.64%, from $946.9 million a year earlier.

●

Net loans were $714.6 million at June 30, 2022, an increase of $36.7 million, or 5.42%, when compared to $677.9 million at December 31, 2021, and an increase of $22.6 million, or 3.26%, when compared to $692.0 million at June 30, 2021.

●

Total deposits were $953.7 million at June 30, 2022, an increase of $55.5 million, or 6.18%, from $898.2 million at December 31, 2021, and an increase of $107.4 million, or 12.68%, from $846.3 million at June 30, 2021.

●

Annualized return on average assets decreased to 0.88% for the quarter ended June 30, 2022, from 0.99% for the quarter ended June 30, 2021, due mainly to growth in total assets. Annualized return on average equity increased to 11.67% for the quarter ended June 30, 2022, from 10.74% for the quarter ended June 30, 2021.

●

The Bank participated in the Small Business Administration Paycheck Protection Program (“SBA-PPP”) during 2020 and 2021. Gross SBA-PPP loans totaling $5.4 million with net deferred fees of $204 thousand remained on the balance sheet as of June 30, 2022. SBA-PPP loans totaled $61.5 million at June 30, 2021.

●	The Company repurchased 12,000 shares of its common stock through its publicly announced share repurchase program during the second quarter of 2022.

Second Quarter, First Half 2022 Income Statement Review

Net interest income after provision for loan losses in the second quarter of 2022 was $8.1 million compared to $7.7 million in the second quarter of 2021, primarily reflecting increased interest income and a reduction in interest expense. Total interest income was $8.8 million in the second quarter of 2022, representing an increase of $281 thousand in comparison to the second quarter of 2021. Interest income on loans decreased in the quarterly comparison by $250 thousand, primarily due to a decrease in SBA-PPP related interest and fees of $289 thousand from the year ago period. From June 30, 2021 to June 30, 2022, SBA-PPP loans decreased by $56.2 million, however; this decrease has been offset by higher yielding organic loan growth of $81.7 million. Management anticipates that this loan growth in addition to higher rates in the current year will have a positive impact on both earning assets and loan yields. Interest income on securities increased by $402 thousand in the quarterly comparison, as a result of the $65.0 million increase in the securities portfolio, excluding market value changes, from the year ago period. The Company also successfully reduced interest expense on deposits by $201 thousand, or 32.84%, in the quarterly comparison, reflecting rate reductions in deposit offerings as well as a reduction of $27.7 million in time deposit balances from a year ago.

For the first half of 2022, net interest income after provision for loan losses was $16.0 million compared to $14.9 million for the first half of 2021. Interest income increased by $705 thousand, primarily due to an increase of $708 thousand in interest income on securities and an increase of $126 thousand in interest income on interest-bearing deposits in banks, which offset a decrease in loan interest income of $127 thousand during the first half of 2022, compared to the first half of 2021. Interest income on loans decreased in the six-month comparison, primarily due to a decrease in SBA-PPP related interest and fees of $121 thousand from the year ago period. Excluding SBA-PPP related interest and fees of $1.7 million for the first half of 2022 and $1.8 for the first half of 2021, interest income on loans would be comparable at $14.1 million. Interest expense on deposits decreased by $443 thousand for the six-months ended June 30, 2022 compared to the same period last year. As previously discussed, this is a reflection of the reduced rates for interest bearing demand deposits, time deposits, and savings products and a reduction in time deposit balances from a year ago.

Second quarter 2022 noninterest income was $1.5 million compared with $1.6 million in the second quarter of 2021. Income from service charges and fees increased by $286 thousand, offsetting a $158 thousand decrease in mortgage origination fees as mortgage origination volume declined compared to the year ago period. Nonrecurring income of $200 thousand from a one-time lease termination fee was recorded in other income for the second quarter of 2021. Excluding this nonrecurring income of $200 thousand in 2021, noninterest income increased by $114 thousand for the second quarter of 2022 compared to the second quarter of 2021.

For the six months ended June 30, 2022 and 2021, noninterest income was $3.2 million and $3.0 million, respectively. The increase of $139 thousand was due to an increase of $503 thousand in service charges and fees, which offset a $301 thousand decrease in mortgage origination fees. Included in income for the six months ended June 30, 2022 was nonrecurring income from life insurance contracts of $217 thousand, and for the six months ended June 30, 2021, there was nonrecurring income of $200 thousand from a one-time lease termination fee.

Noninterest expense in the second quarter of 2022 was $6.9 million compared with $6.4 million in the second quarter of 2021, an increase of $458 thousand, or 7.14%. There was an increase in salary and benefit costs of $205 thousand, while occupancy and equipment expenses increased $197 thousand in the quarterly comparisons primarily due to branch expansion costs. FDIC assessments increased by $38 thousand to adjust for continued deposit growth, offsetting a decrease in core deposit intangible amortization of $29 thousand in the quarterly comparison. For the six-month period ended June 30, 2022, total noninterest expenses increased by $708 thousand compared to the same period in 2021, primarily due to employee and branch costs associated with branch expansion. Salary and benefit cost increased by $229 thousand, occupancy and equipment expenses increased by $288 thousand, and telephone expense increased by $62 thousand from the first six months of 2021 to 2022. FDIC assessments increased by $75 thousand in the six-month comparison due to continued deposit growth.

Net income before taxes decreased by $103 thousand in the quarterly comparison causing a decrease in income tax expense of $37 thousand. In the six-month comparison, net income before taxes increased by $538 thousand, resulting in an increase in income tax expense of $45 thousand.

Balance Sheet Review

Total assets increased in the second quarter of 2022 by $30.8 million, or 3.06%, to $1.04 billion at June 30, 2022 from $1.01 billion at March 31, 2022, and increased by $42.4 million, or 4.26%, from $995.8 million at December 31, 2021. The growth in assets during the second quarter of 2022 primarily reflects an increase in gross loans and deposits during the quarter. Total loans increased during the second quarter by $23.0 million, or 3.30%, to $720.6 million at June 30, 2022 from $697.6 million at March 31, 2022, and increased by $37.1 million, or 5.43%, compared to $683.5 million at December 31, 2021. SBA-PPP loans decreased by $7.5 million during the second quarter 2022; however, this decrease was offset by higher yielding organic loan growth of $31.0 million during the quarter. Gross loans at June 30, 2022 included $5.4 million in SBA-PPP loans with net deferred fees of $204 thousand.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.23% at June 30, 2022 compared to 0.19% at December 31, 2021. The allowance for loan losses was approximately 0.84% of total loans as of June 30, 2022 compared to 0.83% at December 31, 2021. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of June 30, 2022, the remaining unaccreted discount on the acquired loan portfolios totaled $785 thousand.

Investment securities increased by $451 thousand during the second quarter to $149.9 million at June 30, 2022 from $149.4 million at March 31, 2022, and increased by $20.2 million from $129.7 million at December 31, 2021. The increase in the second quarter of 2022 was the result of $10.2 million in purchases, offset by paydowns, calls, and maturities of $2.5 million, and an increase in unrealized losses of $7.2 million as a result of the increase in interest rates during the quarter.

Total deposits increased in the second quarter of 2022 by $32.6 million, or 3.54%, to $953.7 million at June 30, 2022 from $921.1 million at March 31, 2022, and increased $55.5 million, or 6.18%, compared to $898.2 million at December 31, 2021. Deposit growth continues to reflect increased balances held by customers, organic growth in our markets and new customer deposits. Lower-cost core deposits (demand deposits, savings, and money market accounts) increased by $45.7 million during the quarter, resulting in annualized growth of 25%, while time deposit balances decreased by $13.1 million.

Total stockholders’ equity decreased by $3.6 million, or 4.51% to $75.8 million at June 30, 2022, from $79.4 million three months earlier, and decreased $9.4 million, or 11.02%, from $85.2 million at December 31, 2021. The change during the quarter reflects net income of $2.2 million, less stock repurchases of $154 thousand, and an unrealized decrease in the value of the securities portfolio as a result of increased interest rates during the quarter. As interest rates rise, we anticipate continued negative pressure on the market value of our investment portfolio which is recognized on our balance sheet as a reduction in stockholders’ equity. However, management does not anticipate the need to sell any investment securities prior to their scheduled maturity, therefore we do not expect market value changes to impact future earnings.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2022)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

June 30, 2022; March 31, 2022; December 31, 2021; June 30, 2021

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2022	2022	2021	2021
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$19,458	$19,741	$14,349	$11,049
Interest-bearing deposits with banks	71,302	65,524	5,986	70,520
Federal funds sold	387	252	95,311	745
Investment securities available for sale	149,886	149,435	129,715	102,895
Restricted equity securities	1,950	1,950	1,971	2,209
Loans	720,618	697,586	683,532	697,379
Allowance for loan losses	(6,034)	(5,797)	(5,677)	(5,342)
Net loans	714,584	691,789	677,855	692,037
Cash value of life insurance	22,233	22,098	18,750	18,520
Properties and equipment, net	32,953	32,447	30,856	28,150
Accrued interest receivable	2,601	2,441	2,363	2,601
Core deposit intangible	1,496	1,630	1,764	2,032
Goodwill	3,257	3,257	3,257	3,257
Deferred tax assets, net	4,186	2,862	1,122	1,783
Other assets	13,940	13,989	12,549	11,143
Total assets	$1,038,233	$1,007,415	$995,848	$946,941

Liabilities
Deposits
Noninterest-bearing	$315,005	$303,247	$298,107	$274,663
Interest-bearing	638,688	617,884	600,119	571,685
Total deposits	953,693	921,131	898,226	846,348

Borrowings	3,350	3,200	8,200	10,000
Accrued interest payable	54	99	73	88
Other liabilities	5,329	3,601	4,155	3,455
Total liabilities	962,426	928,031	910,654	859,891

Stockholders’ Equity
Common stock and surplus	33,471	33,603	33,588	39,218
Retained earnings	57,544	55,308	53,745	49,251
Accumulated other comprehensive loss	(15,208)	(9,527)	(2,139)	(1,419)
Total stockholders’ equity	75,807	79,384	85,194	87,050
Total liabilities and stockholders’ equity	$1,038,233	$1,007,415	$995,848	$946,941
Book value per share	$13.52	$14.12	$15.20	$14.47
Tangible book value per share(1)	$12.67	$13.25	$14.30	$13.59

Asset Quality Indicators
Nonperforming assets to total assets	0.16%	0.16%	0.13%	0.21%
Nonperforming loans to total loans	0.23%	0.23%	0.19%	0.29%
Allowance for loan losses to total loans	0.84%	0.83%	0.83%	0.77%
Allowance for loan losses to nonperforming loans	371.32%	358.95%	430.08%	268.17%

(1) Tangible book value is a non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2022	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,830	$7,876	$8,080	$15,706	$15,833
Interest-bearing deposits in banks	156	36	29	192	66
Federal funds sold	2	-	-	2	-
Interest on securities	768	556	366	1,324	616
Dividends	46	8	46	54	58
	8,802	8,476	8,521	17,278	16,573
Interest expense
Deposits	411	447	612	858	1,301
Interest on borrowings	40	45	21	85	41
	451	492	633	943	1,342
Net interest income	8,351	7,984	7,888	16,335	15,231

Provision for loan losses	217	137	195	354	357
Net interest income after provision for loan losses	8,134	7,847	7,693	15,981	14,874

Noninterest income
Service charges on deposit accounts	481	436	331	917	627
Other service charges and fees	796	683	660	1,479	1,266
Net realized gains (losses) on securities	-	-	-	-	-
Mortgage origination fees	119	166	277	285	586
Increase in cash value of life insurance	135	127	108	262	216
Life insurance income	-	217	-	217	-
Other income	1	7	242	8	334
	1,532	1,636	1,618	3,168	3,029
Noninterest expenses
Salaries and employee benefits	3,817	3,579	3,612	7,396	7,167
Occupancy and equipment	1,072	1,005	875	2,077	1,789
Data processing expense	429	506	470	935	966
FDIC Assessments	114	114	76	228	153
Advertising	182	145	191	327	301
Bank franchise tax	127	126	127	253	253
Director fees	85	61	87	146	147
Professional fees	172	168	161	340	348
Telephone expense	127	133	93	260	198
Core deposit intangible amortization	134	134	163	268	327
Other expense	616	564	562	1,180	1,053
	6,875	6,535	6,417	13,410	12,702
Net income before income taxes	2,791	2,948	2,894	5,739	5,201

Income tax expense	555	542	592	1,097	1,052
Net income	$2,236	$2,406	$2,302	$4,642	$4,149

Net income per share	$0.40	$0.43	$0.38	$0.83	$0.69
Weighted average shares outstanding	5,615,705	5,612,983	6,039,011	5,614,351	6,041,129
Dividends declared per share	$0.00	$0.15	$0.00	$0.15	$0.13